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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Hormel Foods Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORMEL FOODS CORPORATION
AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To The Stockholders:

        Notice is hereby given that the Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, Austin, Minnesota, on Tuesday, January 28, 2003, at 8:00 p.m. Central standard time, for the following purposes:

  1.
  To elect a board of 13 directors for the ensuing year.

  2.
  To vote on approval of the Company's Operators' Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.

  3.
  To vote on ratification of appointment, by the Board of Directors, of Ernst & Young LLP as independent auditors for the fiscal year which will end October 25, 2003.

  4.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed December 2, 2002, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

        By order of the Board of Directors

J.W. CAVANAUGH
Secretary

December 27, 2002

HORMEL FOODS CORPORATION
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on January 28, 2003. The shares represented by the enclosed proxy will be voted in accordance with the stockholder's directions if the proxy is duly executed and returned prior to the meeting. If no directions are specified, the shares will be voted for the election of directors recommended by the Board of Directors, for the approval of the Company's Operators' Share Incentive Compensation Plan, and for the appointment of Ernst & Young LLP as independent auditors for the next fiscal year, and, in the discretion of the persons named in the proxy, as to such other matters as may properly come before the meeting and as to which we did not have knowledge prior to October 31, 2002. As an alternative to completing the enclosed proxy card and mailing it to the Company, stockholders can vote by telephone or by the Internet. The procedures for voting by telephone or the Internet are set out on the proxy card. Any person giving a proxy may revoke it at any time before it is exercised by contacting the Secretary of the Company.

        The expenses of soliciting proxies will be paid by the Company. If it appears necessary or advisable, proxies may be solicited at Company expense personally, or by telephone or facsimile, by directors, officers and other employees who will not receive additional compensation. The Company will also reimburse brokerage firms, and other custodians, nominees and fiduciaries, for their reasonable out-of-pocket expenses in sending proxy materials to beneficial owners. Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

        The Company had 138,424,274 shares of Common Stock outstanding as of December 2, 2002. Each share of stock is entitled to one vote. The Company has no other class of shares outstanding. Only common stockholders of record at the close of business as of December 2, 2002, are entitled to notice of, and to vote at, the Annual Meeting of Stockholders. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Shares represented by abstentions are counted in the same manner as shares submitted with a "withheld" or "no" vote in tabulating the votes cast on proposals presented to stockholders, whereas shares represented by broker nonvotes are deemed not present, and therefore, not counted for purposes of determining whether a proposal has been approved. This proxy statement and form of proxy are being mailed to stockholders on or about December 27, 2002.

HOUSEHOLDING INFORMATION

        Only one annual report and proxy statement is being delivered to multiple security holders sharing an address unless the Company received contrary instructions from one or more of the security holders.

        If you and other stockholders of the Company with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy for your household, please contact the transfer agent (Wells Fargo Bank Minnesota, N.A., P.O. Box 64854, St. Paul, MN 55164-0854; Phone 1-877-536-3559) with the names in which all accounts are registered and the name of the account for which you wish to receive mailings. This will not in any way affect dividend check mailings.

        If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please call 507-437-5944 or mail a request to the Corporate Secretary, 1 Hormel Place, Austin, MN 55912. We will deliver the requested documents promptly upon your request.

STOCKHOLDER PROPOSALS FOR 2003 ANNUAL MEETING

        Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2004 must arrange to have the proposal delivered to the Company not later than August 29, 2003, in order to have the proposal considered for inclusion in the Company's proxy statement and the form of proxy for that meeting.

        Additionally, the Company's Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders, whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. Those requirements include a written notice to the Secretary of the Company to be received at the Company's principal executive offices at least ninety (90) days before the date that is one year after the prior year's annual meeting. For business or nominations intended to be brought to the Annual Meeting of Stockholders to be held in 2004, that date is October 30, 2003. Stockholder proposals or director nominations submitted after this date are untimely and may not be presented in any manner at the 2004 Annual Meeting of Stockholders.

ELECTION OF DIRECTORS

        The Board of Directors recommends a vote for each of the thirteen director nominees listed below. The persons named as proxies in the enclosed proxy will vote for the election of the thirteen nominees named below to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise. In the event any of such nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that the proxies will vote for the election of such substitute persons, if any, as shall be designated by the Board of Directors. Directors are elected by a plurality of the votes cast. The thirteen candidates receiving the highest number of votes will be elected.

NOMINEES FOR DIRECTORS

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director
JOHN W. ALLEN, Ph.D.	72	Professor Emeritus, Food Marketing, Partnership for Food Industry Development—Fruits and Vegetables, Michigan State University since 2001; Professor and Director of the Food Industry Alliance, Michigan State University from 1969 to 2001. Member of the Board of Directors of Alliance Foods, Inc., Coldwater, Michigan.	1989
JOHN R. BLOCK	67	President and Chief Executive Officer since 1986 of Food Distributors International, a trade association representing the wholesale grocery and foodservice distribution industry in the U.S., Canada and overseas; Farming Partnership with son since 1961; Former Secretary of the U.S. Department of Agriculture from 1981 to 1986. Member of the Board of Directors of Deere & Company, Moline, Illinois.	1997
ERIC A. BROWN	56	Group Vice President Prepared Foods since 1997; Senior Vice President Meat Products from 1993 to 1997. Member of the Executive Committee of the Board of Directors.	1997
WILLIAM S. DAVILA	71	President Emeritus since 1992 of The Vons Companies, Inc., one of the largest supermarket chains in Southern California. Member of the Board of Directors of Pacific Gas and Electric, San Francisco, California, and Home Depot in Atlanta, Georgia.	1993
E. PETER GILLETTE, JR.	68	Senior Advisor to U.S. Trust Company, and its predecessor Resource Trust Company, since 1998; President, Piper Trust Company from 1995 to 1998, retired 1998; Commissioner of Minnesota Department of Trade and Economic Development from 1991 to 1995; former Vice Chairman, Norwest Corporation.	1996
LUELLA G. GOLDBERG	65
		Trustee, University of Minnesota Foundation since 1975, and Chair, Board of Trustees, from 1996 to 1998. Member, Board of Overseers, Carlson School of Management since 1979. Trustee and Chair Emerita, Wellesley College since 1996. Chair, Board of Trustees, Wellesley College, from 1985 to 1993; Acting President, Wellesley College, from July 1, 1993 to October 1, 1993. Life Director, Minnesota Orchestral Association since 1997; Chair, Board of Directors, Minnesota Orchestral Association from 1980 to 1983. Member of the Supervisory Board of ING Group, Amsterdam, The Netherlands. Member of the Board of Directors of TCF Financial Corporation, Minneapolis, Minnesota, and of Communications Systems, Inc., and Hector Communications Corporation, both of Hector, Minnesota.	1993

JOEL W. JOHNSON	59	Chairman, President and Chief Executive Officer since 1995. Member of the Executive Committee of the Board of Directors. Member of the Board of Directors of Meredith Corporation, Des Moines, Iowa, Ecolab Inc., St. Paul, Minnesota, and U.S. Bancorp, Minneapolis, Minnesota.	1991
SUSAN I. MARVIN	47	President, Marvin Windows and Doors since October 1995; Senior Vice President Sales and Marketing 1985-1995; Trustee, University of Minnesota Foundation since 2001; Board of Directors of Minnesota Chamber of Commerce 1992-1997, and Chair in 1995. Member of the Board of Directors of Marvin Lumber and Cedar Company since 1995; Board of Directors of OPUS Corporation since 1998.	2002
MICHAEL J. McCOY	55	Executive Vice President and Chief Financial Officer since 2001; Senior Vice President and Chief Financial Officer from 2000 to 2001; Vice President and Controller from 1998 to 2000; Vice President and Treasurer from 1997 to 1998; Treasurer from 1996 to 1997. Member of the Executive Committee of the Board of Directors.	2000
DAKOTA A. PIPPINS	54	Director of Urban Think Tank and Director of Planning, Vigilante Division of Leo Burnett, USA, an advertising agency, since 1998; Adjunct Assistant Professor at New York University since 1990; Senior Vice President, Chisholm-Mingo Group, an integrated marketing company, from 1997 to 1998; Co-Founder—Chief Executive Officer, SCDN Inc. and D.R.U.M. Inc., both organizations devoted to building sustainable communities in West Africa, from 1995 to 1997.	2001
GARY J. RAY	56	Executive Vice President Refrigerated Foods since 1999; Executive Vice President Operations from 1992 to 1999. Member of the Executive Committee of the Board of Directors.	1990
JOHN G. TURNER	63	Chairman, Hillcrest Capital Partners, a financial services organization, since 2002; Vice Chairman of ING Americas 2000-2002; Chairman and CEO of ReliaStar Financial Corp., a financial services company, from 1993 to 2000. Member of the Board of Directors of Shopko Stores, Green Bay, Wisconsin.	2000
ROBERT R. WALLER, M.D.	65	President Emeritus, Mayo Foundation, a medical research foundation, since 1999; Professor of Ophthalmology, Mayo Medical School; President and Chief Executive Officer, Mayo Foundation from 1988 to 1998; Executive Committee Chair, Board of Trustees, Mayo Foundation from 1988 to 1998; Chair, Mayo Foundation for Medical Education and Research from 1988 to 1998. Member of the Board of Directors of Union Planters Bank, Memphis, Tennessee.	1993

        No family relationship exists between any of the nominees for director of the Company.

COMPENSATION OF DIRECTORS

        Directors who are not employees of the Company receive an annual retainer of $30,000 and $1,500 for attendance at each Board Meeting. In addition, a fee of $1,000 is paid for attendance at committee meetings. The Chairpersons of the Audit, Compensation, Governance and Contingency Committees each receive an additional $2,000 per year. Additionally, each February 1, each nonemployee director receives a grant of 4,000 options with an exercise price equal to the fair market value of one share of Common Stock on the date of grant, and an award of $10,000 worth of Restricted Shares. The options have a ten-year term and are exercisable six months after grant. The Restricted Shares are subject to a five-year restricted period, but six months after award will vest immediately in the case of death, disability, or retirement from the Board. Directors who are employees of the Company receive $100 for each Board Meeting they attend, which has remained unchanged since 1934.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

        The Board of Directors met seven times during the last fiscal year. Six were regularly scheduled meetings and one was a special meeting. During the fiscal year, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors, plus the total number of meetings held by all committees of the Board on which he or she served.

        The Company has Compensation, Governance, Contingency, Employee Benefits and Audit Committees of the Board of Directors. The Compensation, Governance, Contingency and Audit Committees consist solely of nonemployee directors.

        The Compensation Committee members are Mr. Davila, Chairperson, Mr. Block, Mr. Pippins, and Mr. Turner. The primary function of this Committee is to establish compensation arrangements for all officers of the Company and other senior management personnel. The Committee met three times during the last fiscal year.

        The Governance Committee members are Dr. Waller, Chairperson, Mr. Davila, Mrs. Goldberg, Ms. Marvin, and Mr. Pippins. The duties and responsibilities of the former Personnel Committee were merged with the duties and responsibilities of the Nominating Committee, and the latter renamed the Governance Committee. This Committee, among other things, focuses on matters of management positions, and the succession of management. Board of Director nominees are proposed by the Governance Committee, which will consider nominees recommended by stockholders. Stockholder recommendations should be sent to the Secretary of the Company for forwarding to the Governance Committee. The Committee met three times during the last fiscal year.

        The Contingency Committee members, consisting of all nonemployee Board members, are Mr. Davila, Chairperson, Dr. Allen, Mr. Block, Mr. Gillette, Mrs. Goldberg, Ms. Marvin, Mr. Pippins, Mr. Turner, and Dr. Waller. This Committee considers such matters as the Board refers to the Contingency Committee as requiring the deliberation and decision of disinterested and independent directors. The Committee had no meetings during the last fiscal year.

        The Employee Benefits Committee members are Mr. McCoy, Chairperson, Mrs. Goldberg, Vice Chairperson, Dr. Allen, Mr. Gillette, Ms. Marvin and Dr. Waller. The Committee oversees the Company's benefit policies, the investment management of pension funds, the adequacy of benefit reserves and controls, and compliance with pertinent laws and regulations. The Committee met four times during the last fiscal year.

        The Audit Committee members are Mr. Gillette, Chairperson, Dr. Allen, Mr. Block, and Mr. Turner. The Audit Committee maintains an understanding of the Company's key areas of financial risk and assesses the steps management takes to minimize and manage such risk; selects and evaluates the qualifications and performance of the independent auditors, subject to stockholder ratification; ensures that the ultimate accountability of the independent auditors is to the Committee and the Board of Directors and that the auditors maintain no relationship with management and/or the Company that would impede their ability to provide independent judgment on corporate matters; oversees the adequacy of the systems of internal control; oversees the process used in developing the quarterly and annual financial statements of the Company and reviews the nature and extent of any significant changes in accounting principles or applications used in compiling this information with management and the external auditors; oversees that management has established and maintains processes reasonably calculated to assure the Company's compliance with all applicable laws, regulations, corporate policies and other matters covered in the Company's Code of Ethical Business Conduct; provides an open avenue of communication between the internal auditors, the external auditors, Company management and the Board of Directors; reviews and updates the Committee's charter at least annually; and exercises an active oversight role in the internal audit functions and scope.

AUDIT COMMITTEE REPORT

        The Audit Committee (the "Committee") oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

        The Committee comprises four members, each of whom is independent (as defined by the rules of the New York Stock Exchange, on which the Company's shares are listed). Mr. Gillette and Mr. Turner have extensive financial oversight experience and are considered by the Board to be financially literate. The Committee operates under a written charter, approved by the Board of Directors, which is Appendix A to this Proxy Statement.

        In fulfilling its oversight responsibilities regarding the fiscal year 2002 financial statements, the Committee reviewed with management the audited financial statements in the Annual Report including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Committee. The Audit Committee also considered whether nonaudit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

        The Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held six meetings during fiscal 2002.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 26, 2002, for filing with the Securities and Exchange Commission. The Committee and the Board have also appointed, subject to stockholder approval, Ernst & Young LLP as independent auditors for fiscal 2003.

        THE AUDIT COMMITTEE

E. Peter Gillette, Jr., Chair
John W. Allen, Ph.D.
John R. Block
John G. Turner

PROPOSAL TO APPROVE THE HORMEL FOODS CORPORATION
OPERATORS' SHARE INCENTIVE COMPENSATION PLAN

        The Board of Directors is proposing for stockholder approval the Hormel Foods Corporation Operators' Share Incentive Compensation Plan (the "Plan"). Certain of the principal features of the Plan are described below. The full text of the Plan is annexed as Appendix B and incorporated herein by reference. Subject to the approval of stockholders requested herein, the Plan will be effective as of October 27, 2002. The Company is seeking stockholder approval of the Plan to qualify portions of the compensation paid under the Plan as "qualified performance-based compensation" as defined in Section 162(m) of the Code. Stockholders are urged to read the Plan in its entirety before casting their votes.

Background

        Since 1932, the Company has used a performance-based incentive compensation plan for a group of approximately 100 management level employees which pays an annual cash incentive based on Company after-tax earnings per share of Common Stock in place of a portion of salary or a bonus. The rights to receive this compensation have since the inception of the practice been referred to as "Operators' Shares." Most of the Bonus compensation listed under Annual Compensation for the five executive officers named in the Summary Compensation Table at page 15 including all of such Bonus compensation for 2002, was paid on account of Operators' Shares. The purpose of the Plan is to continue the tradition of directly tying a significant portion of the compensation of the Company's executives to the after-tax earnings per share of the Company.

Eligibility; Awards

        Under the Plan, the Committee may, no later than the ninetieth day of any fiscal year unless otherwise determined by the Committee, award management employees selected by the Committee the right to receive cash compensation equal to the after-tax net earnings per share of the Company for a fiscal year multiplied by a number designated by the Committee. These rights are referred to as "Operators' Shares," and the number by which the net earnings will be multiplied is referred to as the number of Operators' Shares. The Operators' Shares are evidenced by an "Operators' Certificate," but may be withdrawn from any participant by the Committee at any time.

Administration

        The Plan is administered by the Committee. The Committee has the authority to select the individuals to whom awards are granted, to determine the number of Operators' Shares covered by such awards and to set the terms and conditions of such awards. The Committee has the authority to establish rules for the administration of the Plan, and determinations and interpretations are binding on all interested parties.

Award Payments

        Whenever a cash dividend is declared on the Company's Common Stock, a Plan participant will be paid the amount of such per share dividend multiplied by the number of Operators' Shares held by the participant on the dividend record date at the same time the dividend is paid to stockholders ("Dividend Equivalent"). After the end of each fiscal year of the Company, each participant will receive a payment equal to the number of Operators' Shares (including all Operators' Shares awarded in prior fiscal years) held by the participant on the last day of the fiscal year multiplied by the Company's after-tax net earnings per share, minus all Dividend Equivalents paid to or due the participant on account of dividends declared during each fiscal year. Payments will be in cash, and may be made subject to approved deferred compensation elections by eligible participants under the Company's existing executive deferred compensation plan. Except in the case of retirement, or as specially determined by the Committee, an employee who does not hold an Operators' Share on the last day of a fiscal year will receive no compensation pursuant to the Plan, except for Dividend Equivalents previously paid or due on Operators' Shares held on dividend record dates during such fiscal year. In the case of retirement, or as specially determined by the Committee, the participant will receive a prorated payment.

        The Plan provides an additional modification on receipt of Operators' Shares with respect to the Company's most senior officers and senior management of individual business units. This modification is tied to achievement of annual, Company-wide or business-unit based economic value-added ("EVA") goals, and is designed to create further incentives among those participants in the Plan to work toward achieving relevant business unit goals. As calculated, EVA is used to determine the economic profit earned by the relevant business unit, by measuring net operating profit after taxes, after a charge for use of capital is applied.

        Officers over, and senior management of, individual business units selected by the Committee have 25% to 33% of their Operators' Shares made subject to achievement of defined EVA goals. In accordance with a formula established by the Committee prior to start of the fiscal year, if those goals are not achieved, the participant will receive less, and if the goals are met, the participant will receive what he or she would have otherwise received under the Operators' Share Plan. In accordance with the same formula established by the Committee, if the EVA goals are exceeded, the participant is entitled to receive an amount in excess of the payout that he or she would have received under the Operators' Share Plan.

        All Dividend Equivalents paid under the Plan will be included in calculating a participant's income for purposes of Section 162(m) of the Code, because such payments do not constitute "qualified performance-based compensation" for purposes of that Section.

Restrictions on Awards and Transfers; No Right to Employment

        No award granted under the Plan may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by the individual to whom it is granted.

        No participant may be granted any award or awards under the Plan of more than two million Operators' Shares, in the aggregate.

        The granting or vesting of an award does not create any rights in the participant with respect to his or her continued employment with the Company or any affiliate of the Company.

Federal Income Tax Consequences

        The following is a summary of the principal federal income tax consequences generally applicable to awards expected to be made under the Plan. The grant of an Operators' Share is not expected to result in any taxable income for a participant.

        Upon receipt of a Dividend Equivalent payment, a participant will recognize ordinary income in the amount of such payment. Whether the Company will be entitled to a tax deduction for that same amount in a year will depend, for the five executive officers named in that year's proxy statement, upon whether any of such officers' total compensation (excluding any "qualified performance-based compensation") exceeds $1 million. If such compensation, including all Dividend Equivalents paid during such year to such officer, does exceed $1 million, the Company will not be entitled to a tax deduction for such excess.

        Payments received by participants under the Plan after the end of the fiscal year determined by multiplying the number of Operators' Shares by net earnings for such fiscal year, after deducting Dividend Equivalents for the fiscal year, will be taxable to the participant as ordinary income when received. Subject to the usual rules concerning reasonable compensation, and assuming as expected that compensation paid under the Plan (other than Dividend Equivalents) is "qualified performance-based compensation" within the meaning of Section 162(m) of the Code, the Company will be entitled to a tax deduction for that same amount at the time a participant recognizes ordinary income.

Termination

        The Plan has no termination date.

Amendment

        The Company's Board of Directors may amend, alter or discontinue the Plan at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

Section 162(m)

        Section 162(m) generally limits to $1 million the amount that a publicly-held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated executive officers other than the chief executive officer. However, "performance-based" compensation is not subject to the $1 million deduction limit. In general, to qualify as performance-based compensation, the following requirements must be satisfied: (i) payments must be computed on the basis of an objective, performance-based compensation standard determined by a committee consisting solely of two or more "outside directors," (ii) the material terms under which the compensation is to be paid, including the business criteria upon which the performance goals are based, and a limit on the maximum number of Operators' Shares that may be awarded to any participant in the aggregate, are approved by a majority of the corporation's stockholders, and (iii) the committee certifies that the applicable performance goals were satisfied before payment of any performance-based compensation is made. The Compensation Committee will consist solely of "outside directors" as defined for purposes of Section 162(m) of the Code. Except for the payment of Dividend Equivalents thereunder, the Plan is intended to comply with the requirements of Section 162(m) with respect to performance-based grants and awards paid in the future to employees whose remuneration is likely to exceed $1 million in any year. However, there is no definitive guidance on certain matters, and it is possible that some amounts payable under the Plan would not qualify.

Vote Required; Board Recommendation

        The affirmative vote of the holders of a majority of shares of Common Stock, present in person or by proxy, voted at the meeting, is required for approval of the Plan under Section 162(m) of the Code.

        The Board of Directors recommends that you vote FOR this Proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

APPROVAL OF APPOINTMENT OF AUDITORS

General

        Subject to ratification by the stockholders, the Audit Committee of the Board of Directors has appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year which will end October 25, 2003. Ernst & Young are the present public auditors and have served as public auditors for the Company since 1931. Management is not aware of any direct or indirect financial interest or any other connections Ernst & Young may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

Audit Fees

        Audit fees billed or expected to be billed to the Company by Ernst & Young for the audit of the Company's financial statements for the fiscal year ended October 26, 2002, and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $380,000.

Financial Information Systems Design and Implementation Fees

        There were no fees billed to the Company by Ernst & Young for services provided during the last fiscal year for the design and implementation of financial information systems.

All Other Fees

        Fees billed to the Company by Ernst & Young for all other services provided during the last fiscal year totaled approximately $1,271,200, including audit-related services of $346,400 and nonaudit services of $924,800.

Ratification of Appointment

        A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young as the Company's independent auditors. Representatives of the firm are expected to be present at the meeting and will be afforded an opportunity to make a statement, if they desire to do so, and be available to respond to appropriate questions.

        The affirmative vote of the majority of the shares of Common Stock represented at the meeting shall constitute ratification. The Audit Committee and the Board of Directors recommend a vote FOR the proposal to ratify the appointment of Ernst & Young LLP.

PRINCIPAL STOCKHOLDERS

        Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company's voting securities, as of October 26, 2002, is shown below:

Title of Class	Name and Address of Beneficial Owner	Amount Beneficially Owned	Percent of Class
Common Stock	The Hormel Foundation(1) 301 N. Main Street Austin, MN 55912-3498	64,062,722	46.28%

(1)
The Hormel Foundation holds 5,082,662 of such shares as individual owner and 58,980,060 of such shares as trustee of various trusts. The Hormel Foundation, as trustee, votes the shares held in trust. The Hormel Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of corpus and accumulated income in various trusts which are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

  The Hormel Foundation was converted from a private to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Hormel Foundation has equal voting rights.

  Members of The Hormel Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Jerry A. Anfinson, Certified Public Accountant, Austin; Mark T. Bjorlie, Executive Director, Young Men's Christian Association, Austin; Donald R. Brezicka, Executive Vice President of Austin Medical Center—Mayo Health System, Austin; Dr. Zigang Dong, Director, Hormel Institute, Austin, representing the University of Minnesota; Don J. Hodapp, Retired Executive Vice President and Chief Financial Officer of Hormel Foods; Kermit F. Hoversten, Attorney; William R. Hunter, retired Executive Vice President of Hormel Foods; Corrine R. Johnson, representing the Austin Public Education Foundation, Inc.; Joel W. Johnson, Chairman, President and Chief Executive Officer of Hormel Foods; Kris S. Johnson, United Way of Mower County, Inc.; James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; John E. O'Rourke, representing the City of Austin; Gary J. Ray, Executive Vice President of Hormel Foods; Steven T. Rizzi, Jr., Attorney, Austin; Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee; and Douglas G. Yeck, Officer in Charge, The Salvation Army of Austin.

SECURITY OWNERSHIP OF MANAGEMENT

        Information as to beneficial ownership of the Company's equity securities by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 15 and all directors and executive officers of the Company as a group as of December 13, 2002, is shown below:

Title of Class	Name of Beneficial Owner	Amount Beneficially Owned(1)	Percent of Class
Common Stock	John W. Allen(2)(3)	37,304	*
Common Stock	John R. Block(2)	20,076	*
Common Stock	Eric A. Brown(2)(3)(5)	305,070	*
Common Stock	William S. Davila(2)	48,738	*
Common Stock	E. Peter Gillette, Jr.(2)	24,588	*
Common Stock	Luella G. Goldberg(2)	51,500	*
Common Stock	Joel W. Johnson(2)(4)(5)	1,017,604	*
Common Stock	James A. Jorgenson(2)(3)(5)	194,640	*
Common Stock	Susan I. Marvin	2,111	*
Common Stock	Michael J. McCoy(2)(5)	87,649	*
Common Stock	Dakota A. Pippins(2)	8,453	*
Common Stock	Gary J. Ray(2)(3)(4)(5)	520,084	*
Common Stock	John G. Turner(2)	18,595	*
Common Stock	Robert R. Waller, M.D.(2)	21,592	*
Common Stock	All Directors and Executive Officers as a Group (34 persons)(5)(6)	3,861,079	2.79%

(1)
Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company's Common Stock have sole voting and investment powers with respect to the shares. Holdings are rounded to the nearest full share.

(2)
The total number of shares of the Company's Common Stock beneficially owned by the following persons includes the following number of shares subject to options exercisable within sixty days of October 26, 2002: Dr. Allen—28,000; Mr. Block—18,000; Mr. Brown—225,000; Mr. Davila—20,000; Mr. Gillette—20,000; Mrs. Goldberg—24,000; Mr. Johnson—905,000; Mr. Jorgenson—167,000; Mr. McCoy—78,000; Mr. Pippins—8,000; Mr. Ray—435,500; Mr. Turner—12,000; and Dr. Waller—20,000.

(3)
The total number of shares of the Company's Common Stock beneficially owned by the following nominees for election as directors includes the following number of shares of the Company's Common Stock beneficially owned by members of their respective households: Dr. Allen—8,016; Mr. Brown—20,800; Mr. Jorgenson—950; and Mr. Ray—2,497.

(4)
Does not include any shares owned by The Hormel Foundation, of which Mr. Johnson and Mr. Ray are members. Mr. Johnson and Mr. Ray disclaim beneficial ownership of all shares owned by The Hormel Foundation.

(5)
Shares listed as beneficially owned include, where applicable, shares allocated to participants' accounts under the Hormel Tax Deferred Investment Plan 401(k)A and the Company's Founders' Fund Plan, and a pro-rata share of unallocated shares held in the Company's Joint Earnings Profit Sharing Trust for the benefit of participants.

(6)
As of October 26, 2002, all directors and executive officers as a group owned beneficially 3,126,000 shares subject to options exercisable within sixty days.

*
Less than one percent.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

        The Compensation Committee (the "Committee") consists exclusively of nonemployee directors, and is responsible for setting and administering the policies that govern the compensation of executive officers of the Company, including the five executive officers named in this proxy statement. The Committee also administers the Company's stock option plans, Operators' Share Incentive Compensation Plan, and Long-Term Incentive Plan.

Philosophy/Objectives

        The Committee's objective is to attract and retain the most highly qualified executive officers in a manner which provides incentives to create stockholder value. This objective is accomplished by establishing compensation which is calculated to attract and retain the best management talent available while at the same time providing both significant risk and opportunity for reward based on Company performance.

        Executive officer annual compensation as related in the Summary Compensation Table on page 15 consists of salary and formula bonus determined by Company earnings under the Company's Operators' Share Incentive Compensation Plan. Long-term compensation is provided by stock options and Restricted Shares which provide longer term compensation opportunities based on increases in the value of the Company's stock, and by the Company's Long-Term Incentive Plan based on the Company's ranking in total stockholder return over a designated performance period compared to a preselected peer group. In its considerations, except as noted below, the Committee does not assign quantitative relative weights to different factors or follow a mathematical formula. Rather, the Committee exercises its discretion and makes a judgment after considering the factors it deems relevant. The Committee believes that it has set compensation at appropriate levels which reflect each executive's contribution to achieving the Company's goals and in a manner that ties the executive's earning opportunity to the welfare of the Company's stockholders.

        In the Committee's view, it is in the Company's best interest to offer compensation opportunities which enable the Company to compete with other American industrial companies for the most effective talent available. However, it is also the Committee's view that such opportunities should involve compensation which is significantly "at risk" to the fortunes of the Company. For that reason, while total annual compensation is established to place an executive's total direct compensation reflected in the Summary Compensation Table at specified levels as described below, the proportion of formula bonus in the compensation mix will generally increase as the executive officer's responsibilities and compensation increase.

Executive Officer Annual Compensation:Salary and Operators' Share Incentive Plan

        Salary is the weekly cash payment which is assured to the executive officer as part of the employment relationship.

        The formula bonus determined by Company earnings under the Company's Operators' Share Incentive Compensation Plan, variations of which have been used by the Company for many years, is an amount equal to the after-tax earnings per share reported by the Company at fiscal year end on the Company's Common Stock multiplied by a designated number of assumed shares ("Operators' Shares"). Whenever a cash dividend is declared on the Company's Common Stock, a Plan participant will be paid the amount of such per share dividend multiplied by the number of Operators' Shares held by the participant on the dividend record date at the same time the dividend is paid to stockholders ("Dividend Equivalent"). After the end of each fiscal year of the Company, each participant will receive a payment equal to the number of Operators' Shares held by the participant on the last day of the fiscal year multiplied by the Company's after-tax net earnings per share, minus all Dividend Equivalents paid to or due to the participant on account of dividends declared during such fiscal year. Operators' Shares do not constitute any form of equity ownership in the Company, and are limited to a method for calculating compensation.

        The Committee, as the administrator of the Plan, has amended the Plan to include an additional modification on receipt of Operators' Shares with respect to the Company's most senior officers and senior management of individual business units. This modification is tied to achievement of annual, Company-wide or business-unit based economic value-added ("EVA") goals, and is designed to create further incentives among those participants in the Plan to work toward achieving relevant business unit goals. As calculated by the Company, EVAis used to determine the economic profit earned by the relevant business unit, by measuring net operating profit after taxes, after a charge for use of capital is applied.

        Officers over, and senior management of, individual business units selected by the Committee had 25% to 33% of their Operators' Shares in fiscal 2002 made subject to achievement of defined EVA goals. In accordance with a formula established by the Committee prior to the start of the fiscal year, if those goals are not achieved, the participant will receive less, and if the goals are met, the participant will receive what he or she would have otherwise received under the Operators' Share Plan. In accordance with the same formula established by the Committee prior to the start of the fiscal year, if the EVA goals are exceeded, the participant is entitled to receive an amount in excess of the payout that he or she would have received under the Operators' Share Plan.

        The level of salary and number of Operators' Shares is determined annually in the following manner in the case of each executive officer.

        Each executive officer position is periodically rated based on evaluation criteria provided by Hay Consulting Group, an independent nationally recognized management compensation firm ("Consultant"). The Consultant has rated the Chief Executive Officer ("CEO") position and, with input from the CEO, has rated the major officer positions reporting directly to the CEO, including all executive officers named in the Summary Compensation Table. Other executive positions within the Company are rated by a job evaluation committee currently comprising both Executive Vice Presidents, a Group Vice President, and the Company's Senior Vice President of Corporate Staff, utilizing the Consultant as a resource.

        The ratings of each executive officer position are a measurement of job content expressed in numerical points, measuring qualitative attributes of the position using a methodology developed by the Consultant. The Consultant annually assigns a range of compensation values to those numerical ratings using the Consultant's data base drawn from surveys of several hundred American companies in a variety of industries. The Committee has determined that it is appropriate and in the Company's best interest to set the policy guideline for Company compensation at the 75th percentile of the range of compensation provided by the Consultant for a given numerical rating. Once the level of compensation is established, the appropriate amount is provided through a combination of salary and Operators' Shares. A significant percentage of that compensation for all executive officers is provided by awarding Operators' Shares. For purposes of determining the number of Operators' Shares to be awarded, Operators' Shares are valued based on a three-year average of Company earnings. The basic concept underlying Operators' Shares has been used by the Company since 1932 as a significant component of executive compensation.

Executive Officer Long-Term Compensation: Stock Option Plan and Long-Term Incentive Plan

        Acting as the Committee administering the Hormel Foods Corporation 2000 Stock Incentive Plan, the Committee determines, based in part on the recommendations of the CEO (other than with respect to the CEO), for the grant of options or Restricted Shares to executive officers and other eligible recommended employees. The Committee's determination of option grants in fiscal year 2002 and in past years reflected in the Summary Compensation Table took into consideration the executive officer's past grants, compensation level, contributions to the Company during the last completed fiscal year, and potential for contributions in the future. (No Restricted Shares were awarded during fiscal year 2002.)

        Options are granted at the market price of the Company stock at the date of grant, and provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied specifically to increases in the price of the Company's stock.

        The total number of options granted in each year, which may vary from year to year, bears a general relationship to the total number of options authorized by the Company's stockholders divided by the number of years in the term of the Plan under which the options are awarded. While options are generally awarded based on the influence an executive position is considered by the Committee to have on stockholder value, the number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer's contribution to the Company in a particular year, based in part on the recommendation of the CEO.

        Company executive officers are eligible to participate in the "Hormel Foods Corporation Long-Term Incentive Plan". This Plan is designed to provide a small group of key employees selected by the Committee with an incentive to maximize stockholder value. In selecting participants, and the amount of cash incentive which can be earned by each participant, the Committee takes into account the nature of the services rendered by the employee, his or her present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

        Under the Long-Term Incentive Plan, the Committee sets specific performance goals which are based solely on total return to stockholders compared to preselected peer groups. Performance of the goals is expected to be measured over three years, but in no case less than 24 months, and is expected to be ranked against a peer group of companies selected by the Committee. The first awards under this Plan were made for an approximately three-year performance period commencing November 1, 1996, and ending on the tenth day on which shares were traded on the New York Stock Exchange following October 30, 1999. The next awards under this Plan were made for an approximately three-year performance period commencing November 1, 1999, and ending on the tenth day on which shares were traded on the New York Stock Exchange following October 26, 2002. The Committee established threshold, target and maximum performance goals based on an increase in market value of the Company's Common Stock, together with dividends deemed reinvested ("Total Shareholder Return"), during the performance period as ranked against the Total Shareholder Return of a peer group of 25 companies. At the end of the performance period the Company ranked at the 64.00 percentile among the peer group, yielding a payment of 1.28 times the target award, where the target performance at the 50 percentile would have yielded 1 times the target award, and the maximum performance at the 100 percentile would have yielded 3 times the target award. While the performance period technically ended thirteen days after the end of fiscal year 2002, the Committee intended to measure the Company's performance relative to its peer group during the fiscal years 2000, 2001 and 2002. Therefore, in the Committee's view it is more meaningful to disclose the payments made on account of the Company's performance during that performance period in this proxy statement, rather than delay disclosure to the fiscal year 2003 proxy statement. The payment made to each executive officer named in the Summary Compensation Table is set out in the "LTIP Payouts" column of that table.

Chief Executive Officer Compensation

        The cash compensation of the CEO is established by the Committee in generally the same way as cash compensation is determined for other executive officers, and the Committee employs generally the same criteria for option grants and Restricted Share awards as apply to other executive officers, taking into consideration the CEO's responsibility for the total enterprise. Based on information received from the Consultant rating Mr. Johnson's position and comparing his annual cash compensation to cash compensation received by individuals in other companies in similar positions, the Committee awarded Mr. Johnson a salary increase of $963.80 per week which he received in fiscal year 2002, and which is reflected in the Summary Compensation Table on page 15. The Committee granted Mr. Johnson the stock options reflected in the "Option Grants" table on page 17. The Committee did not award Mr. Johnson any Restricted Shares or any additional operators' shares in fiscal year 2002. While the salary component of Mr. Johnson's fiscal year 2002 cash compensation was predetermined for the year, the Operators' Shares formula bonus was determined by the Company's net earnings for fiscal year 2002 as explained under the heading "Executive Officer Annual Compensation: Salary and Operators' Share Incentive Plan" on page 12. In addition to salary and formula bonus under the Operators' Share Incentive Compensation Plan, as described above, Mr. Johnson participated in the Company's Long-Term Incentive Plan, through an award granted to Mr. Johnson by the Committee in fiscal year 2000 for the three-year performance period. The payout to Mr. Johnson on account of that award is reflected in the "LTIP Payouts" column of the Summary Compensation Table. The Committee did not grant Mr. Johnson any award under the Long Term Incentive Plan in fiscal year 2002. The Committee intends to grant Mr. Johnson an award in fiscal year 2003, which will be addressed in the fiscal year 2003 proxy statement. Mr. Johnson's long-term compensation under the Stock Option Plan and Long-Term Incentive Plan, if any, will depend on the Company's stock price relative to the exercise price of each option granted, and on the attainment by the Company of the performance goals specified for the Long-Term Incentive Plan performance period for which the award is made.

Deductibility of Compensation Under Internal Revenue Code Section 162 (m)

        Section 162(m) of the Internal Revenue Code, adopted in 1993, imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in such company's proxy statement. The stockholders voted at the 1997 Annual Meeting of Stockholders to amend and approve the Company's 1991 Key Employee Stock Option and Award Plan to enable options granted under that Plan to qualify as deductible performance- based compensation under Section 162(m), so that any compensation realized from the exercise of stock options would not be affected by Section 162(m). The stockholders voted at the 1998 Annual Meeting of Stockholders to approve the Company's Operators' Share Incentive Compensation Plan and the Company's Long-Term Incentive Plan for the purpose of qualifying those plans under Section 162(m). The Committee believes that compensation paid pursuant to those two Plans will be deductible, except for Dividend Equivalents paid under the Operators' Share Plan (which may not be deductible in full for any named executive officer in a given year). The stockholders voted at the 2000 Annual Meeting of Stockholders to approve the Company's 2000 Stock Incentive Plan so that compensation attributable to stock options and certain other awards granted under that Plan may be excluded from the $1 million cap as well. Additionally, cash compensation voluntarily deferred by the executive officers named in this Proxy Statement under the Company's Deferred Compensation Plans is not subject to the Section 162(m) cap until the year paid. Thus, compensation paid this fiscal year subject to the Section 162(m) cap is not expected to exceed $1 million for any named executive officer. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company's named executive officers for fiscal year 2002.

        The Board of Directors, acting pursuant to a recommendation by the Committee, is submitting to stockholders for approval the Company's Operators' Share Incentive Compensation Plan for the purpose of continuing to qualify such Plan under Section 162(m). Upon such stockholder approval, the Committee believes that compensation paid pursuant to such Plan will be deductible, except for Dividend Equivalents (which may not be deductible in full for any named executive officer in a given year). Additionally, the Committee continues to consider other steps which might be in the Company's best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Committee concluded that this was in the Company's best interests.

THE COMPENSATION COMMITTEE

William S. Davila, Chair
John R. Block
Dakota A. Pippins
John G. Turner

SUMMARY COMPENSATION TABLE

        The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)
Joel W. Johnson Chairman, President and Chief Executive Officer	2002 2001 2000	792,500 742,400 687,200	1,128,373 1,379,406 1,218,229	— — —	0 0 0	275,000 250,000 200,000	2,560,000 0 0	40,879 39,816 36,411
Gary J. Ray Executive Vice President	2002 2001 2000	325,365 296,275 271,955	598,123 590,452 560,385	— — —	0 0 0	75,000 75,000 60,000	1,280,000 0 0	17,656 16,609 15,107
Eric A. Brown Group Vice President	2002 2001 2000	262,075 242,145 220,305	510,998 430,392 414,198	— — —	0 0 0	50,000 60,000 50,000	960,000 0 0	14,097 13,567 12,294
Michael J. McCoy Executive Vice President and Chief Financial Officer	2002 2001 2000	250,720 206,270 175,300	266,800 280,879 170,552	— — —	0 0 0	60,000 40,000 20,000	672,000 0 0	14,173 12,587 11,519
James A. Jorgenson Senior Vice President	2002 2001 2000	226,635 207,020 192,400	297,994 275,881 243,646	— — —	0 0 0	30,000 30,000 24,000	384,000 0 0	13,439 12,842 12,105

(1)
Includes fee payments of $100 per meeting attended for each director named in the table.

(2)
Includes Operators' Share Incentive Compensation Plan payments, and amounts voluntarily deferred by the named individuals under the Company's Deferred Compensation Plans, which permit participants to voluntarily defer receipt of all or part of the payments currently due to the participant under the Operators' Share Incentive Compensation Plan.

(3)
There was no other annual compensation exceeding the lesser of $50,000 or 10% of total annual compensation in each of the years shown.

(4)
None of the named executive officers held any Restricted Stock at the end of the fiscal year.

(5)
The Performance Period for the LTIP awards for which these payments were made commenced on November 1, 1999, and ended on the tenth day on which shares were traded on the New York Stock Exchange following October 26, 2002. Thus, the Performance Period ended thirteen days after the end of the Company's fiscal year 2002. The Compensation Committee believes it is more meaningful disclosure to include these payments in the Proxy Statement for fiscal year 2002 than to delay disclosure until the Proxy Statement for fiscal year 2003. The amount of the payments were determined by the Company's ranking at the 64.00 percentile among a preselected Peer Group in Total Shareholder Return during the Performance Period (as such capitalized terms were defined in the Company's Long-Term Incentive Plan submitted to stockholders for approval in the Company's December 30, 1997, Proxy Statement). This ranking yielded payments of 1.28 times the target award, as discussed in the "Compensation Committee Report on Executive Compensation" at page 13.

  Total Shareholder Return during the Performance Period for the Company and for each of the Peer Group Companies was calculated by the Company and reviewed by Ernst & Young. Total Shareholder Return from the beginning to the end of the Performance Period (November 1, 1999 through November 8, 2002) for the Company and each company in the Peer Group is illustrated in the following graph:

  Hormel Foods Corporation
  Comparative Stock Performance

110%
90%
70%
50%
30%
10%
-10%
-30%
-50%
Flowers Industries Inc.
Smucker J. M. Co.
Dole Food
McCormick & Co. Inc.
Sensient Tech
Smithfield Foods Inc.
Hershey Foods Corp.
Acrher Daniels Midland Co.
Interstate Bakeries Corp.
Hormel Foods Corp.
Lance Inc.
Conagra Inc.
Ralcorp Holdings Inc.
General Mills Inc.
International Multifoods Corp.
Kellogg Co.
Sara Lee Corp.
Seaboard Corp.
Pilgrim's Pride
Dial Corp.
Heinz H J Co.
Tyson Foods Inc.
Campbell Soup Co.
Chiquita Brands Intl. Inc.
Aurora Foods Inc.

(6)
The amount shown includes Company Joint Earnings Profit Sharing distributions which may be authorized by the Board of Directors in its discretion based on Company profits. The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person's base weekly wage bears to the total base wage for all eligible persons. Payments to the executive officers named in the Table are calculated using the same proportional formula as is used for all eligible employees. Joint Earnings Profit Sharing distributions were for Mr. Johnson $40,029 in 2002, $38,966 in 2001, and $35,561 in 2000; for Mr. Ray $16,497 in 2002, $15,579 in 2001, and $13,952 in 2000; for Mr. Brown $13,247 in 2002, $12,717 in 2001, and $11,444 in 2000; for Mr. McCoy $12,506 in 2002, $10,908 in 2001, and $9,372 in 2000; and for Mr. Jorgenson $11,505 in 2002, $10,908 in 2001, and $9,768 in 2000. "All Other Compensation" also includes Company matching payments of up to $200.00 under the Company's Founders' Fund Plan and up to $650.00 under the Hormel Tax Deferred Investment Plan A. Both of these matching payments, in the same amount, are available to all other eligible employees. Company matching payments were for Mr. Johnson $200 and $650 in 2002, $200 and $650 in 2001, and $200 and $650 in 2000; Mr. Ray $200 and $650 in 2002, $200 and $650 in 2001, and $200 and $650 in 2000; for Mr. Brown $200 and $650 in 2002, $200 and $650 in 2001, and $200 and $650 in 2000; for Mr. McCoy $200 and $650 in 2002, $200 and $650 in 2001, and $200 and $650 in 2000; and for Mr. Jorgenson $200 and $650 in 2002, $200 and $650 in 2001, and $200 and $650 in 2000. For Mr. Ray, Mr. McCoy and Mr. Jorgenson, "All Other Compensation" includes Company contributions to a life insurance program which is available to all other eligible employees with benefits proportional to Annual Compensation. Mr. Ray received contributions of $309 in 2002, $180 in 2001, and $305 in 2000, Mr. McCoy received contributions of $817 in 2002, $829 in 2001, and $1,297 in 2000, and Mr. Jorgenson received $1,084 in 2002, $1,084 in 2001, and $1,487 in 2000.

STOCK OPTIONS TABLES

        The following tables summarize option grants and exercises during fiscal year 2002 to or by the executive officers named in the Summary Compensation Table above, and the values of options granted during fiscal year 2002 and held by such persons at the end of fiscal year 2002.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted(#)(1)	% of Total Options Granted to Employees in Fiscal Year			Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name			Exercise or Base Price ($/Sh)(2)	Expiration Date
					5%($)(3)	10%($)(3)
Joel W. Johnson	275,000	26.29%	26.09	1/17/12	4,512,162	11,434,704
Gary J. Ray	75,000	7.17%	26.09	1/17/12	1,230,590	3,118,556
Eric A. Brown	50,000	4.78%	26.09	1/17/12	820,393	2,079,037
Michael J. McCoy	60,000	5.74%	26.09	1/17/12	984,472	2,494,844
James A. Jorgenson	30,000	2.87%	26.09	1/17/12	492,236	1,247,422

(1)
These option shares are subject to vesting, with twenty-five percent to become exercisable at the end of each year following the date of grant (January 17, 2002) until all are exercisable.

(2)
The options have an exercise price equal to the market price of the Company's Common Stock on the date of grant, January 17, 2002.

(3)
The actual value of these option grants is dependent on the future performance of the Company's Common Stock. There is no assurance that the values reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End (1)(2) Exercisable/ Unexercisable
Joel W. Johnson	100,000	$1,404,000	797,500 / 607,500	$8,470,437 / $2,338,688
Gary J. Ray	0	0	401,750 / 176,250	$4,625,116 / $715,172
Eric A. Brown	0	0	202,500 / 127,500	$2,232,610 / $537,141
Michael J. McCoy	0	0	63,000 / 105,000	$591,569 / $320,094
James A. Jorgenson	10,000	$160,500	154,500 / 69,500	$1,759,088 / $277,025

(1)
Unrealized value of in-the-money options at year end represents the aggregate difference between the market value at October 26, 2002 and the applicable exercise price.

(2)
The differences between market value and exercise price in the case of unrealized value accumulate over what may be, in many cases, several years.

PENSION PLAN

        The Company maintains noncontributory defined benefit pension plans covering substantially all employees. Pension benefits for salaried employees are based upon the employee's highest five years of compensation (as described below) of the last 10 calender years of service and the employee's length of service. The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code. Contingent on Mr. Johnson remaining employed with the Company until at least July 14, 2003, a Company-established plan will credit Mr. Johnson with deemed years of service for purposes of determining both the amount of and eligibility for retirement benefits under the Company's retirement plans. The following tabulation shows the estimated aggregate annual pension payable to an employee under the qualified defined benefit pension plan and the supplemental executive retirement plan upon normal retirement at the end of fiscal year 2002 at age 65 under various assumptions as to final average annual compensation and years of service, and on the assumptions that the retirement plans will continue in effect during such time without change and that the employee will select a single life annuity option. The pension benefits shown below reflect an integration with Social Security benefits.

PENSION PLAN TABLE

	Years of Service
Average Annual Compensation
	15	20	25	30	35	40	45
$250,000	$56,167	$74,889	$93,612	$112,334	$131,057	$149,779	$168,501
$500,000	$116,167	$154,889	$193,612	$232,334	$271,057	$309,779	$348,501
$750,000	$176,167	$234,889	$293,612	$352,334	$411,057	$469,779	$528,501
$1,000,000	$236,167	$314,889	$393,612	$472,334	$551,057	$629,779	$708,501
$1,250,000	$296,167	$394,889	$493,612	$592,334	$691,057	$789,779	$888,501
$1,500,000	$356,167	$474,889	$593,612	$712,334	$831,057	$949,779	$1,068,501
$1,750,000	$416,167	$554,889	$693,612	$832,334	$971,057	$1,109,779	$1,248,501
$2,000,000	$476,167	$634,889	$793,612	$952,334	$1,111,057	$1,269,779	$1,428,501

        The compensation for the purpose of determining the pension benefits consists of annual compensation, Restricted Stock Awards, and LTIP Payouts. The years of credited service for individuals listed in the Summary Compensation Table are: 11 years for Mr. Johnson; 34 years for Mr. Ray; 31 years for Mr. Brown; 8 years for Mr. McCoy; and 32 years for Mr. Jorgenson.

EQUITY COMPENSATION PLAN INFORMATION
As of October 26, 2002

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,364,250	16.41	5,986,000
Equity compensation plans not approved by security holders	—	—	—
Total	7,364,250	16.41	5,986,000

COMPARATIVE STOCK PERFORMANCE

        The following graph produced by Research Data Group, Inc. compares the cumulative total stockholder return on the Company's Common Stock during the five fiscal years preceding October 26, 2002, with the Standard & Poor's 500 Stock Index and the Standard & Poor's Food Group Index (assuming the investment of $100 in each vehicle on October 31, 1997, and the reinvestment of all dividends during such period).

Comparison of Five Year Cumulative Total Return
Among Hormel Foods Corporation, S & P 500 Stock Index, and S & P Packaged Food Index

OTHER INFORMATION RELATING TO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Persons serving as members of the Compensation Committee during fiscal year 2002 were William S. Davila, John G. Turner, John R. Block, and Joseph T. Mallof. None of these persons was an officer or employee of the Company or any of its subsidiaries during fiscal year 2002, was formerly an officer of the Company or any of its subsidiaries or had any other relationship with the Company or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission, except that Mr. Block sold hogs to the Company as described in Related Party Transactions, below.

RELATED PARTY TRANSACTIONS

        During fiscal year 2002 the Company purchased 181 hogs in the ordinary course of business (less than one percent of the Company's total hog purchases) from Block Farms, a partnership owned by Mr. John R. Block and his son, at the same prices paid by the Company to its other spot market hog suppliers. During fiscal year 2002, employees of the Company provided administrative services to The Hormel Foundation, which beneficially owns more than five percent of the Company's Common Stock, for which The Hormel Foundation paid the Company $103,810.00, reimbursing the Company for its fully allocated cost for the employee time expended.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, certain officers, and any persons holding more than ten percent of the Company's Common Stock to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the New York Stock Exchange. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by those dates during 2002.

        In making these disclosures, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the Commission.

        Based on those representations and reports, it is believed that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent stockholders were met.

OTHER MATTERS

        The management of your Company does not know of any matters to be presented at the meeting other than those mentioned above. However, if any other matters properly come before the meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

        By order of the Board of Directors

        J.W. CAVANAUGH
Secretary

December 27, 2002

APPENDIX A

HORMEL FOODS CORPORATION
AUDIT COMMITTEE CHARTER

Purpose:

        The purposes of the Audit Committee are to report to the Board of Directors in its oversight of the integrity of the Corporation's financial statements, the Corporation's compliance with legal and regulatory requirements, to select the independent auditor, and determine the independent auditor's qualifications and independence, and the performance of the Corporation's internal audit function and independent auditor; and to produce an annual report for inclusion in the corporation's proxy statement, in accordance with applicable rules and regulations.

Membership:

        The Committee will consist of three or more independent members of the Board appointed from time to time by the Board. The Committee will consist solely of nonemployee Directors who meet the independence and experience requirements of the Securities and Exchange Commission and the New York Stock Exchange. Members of the Committee are subject to removal at any time by a majority of the Board. Any resulting vacancy may be filled by the Board.

Duties and Responsibilities:

        The Committee is not responsible for preparing financial statements or performing audits, and its members are not auditors or certifiers of the Corporation's financial statements.

        The Committee will:

1.
Select the Corporation's independent auditor (subject to stockholder ratification of the selection, if such ratification is required or sought), approve the fees to be paid to such firm, and terminate such firm when circumstances warrant.

2.
Review and discuss with the independent auditor the scope and plans for its audit examination, approve its services provided, its audit procedures and the results of the annual audit examination, including any accompanying management letters.

3.
Evaluate the independent auditor's qualifications, performance and independence on an ongoing basis, but no less frequently than once per year.

4.
Establish policies and procedures for, and, as appropriate, approve the engagement of, the independent auditor for any nonaudit service (to the extent such service is not prohibited by Section 10A(g) of the Securities Exchange Act of 1934, as amended) and the fee for such service, and consider whether the independent auditor's performance of any nonaudit services is compatible with its independence.

5.
At least annually, obtain and review a report by the independent auditor describing:

•
The independent auditor's internal quality-control procedures.

•
Any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditor's firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with such issues.

•
All relationships between the independent auditor and the Corporation.

6.
Review and discuss with management and the independent auditor the Corporation's annual audited financial statements and quarterly financial statements, including the Corporation's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations," prior to the filing or release of such financial statements.

7.
Recommend to the Board whether, based on the review and discussions described in paragraphs (5) and (6) above, the annual audited financial statements should be included in the Corporation's annual report on Form 10-K.

8.
Regularly review with the independent auditor any audit problems or difficulties and management's response (including any restrictions on the scope of the independent auditor's activities or on access to requested information and any significant disagreements with management), and resolve disagreements between management and the independent auditor regarding financial reporting.

9.
Review the means of safeguarding assets of the Corporation and verify the existence of such assets.

10.
Review operations and programs to ascertain whether results are consistent with established goals and objectives.

11.
Establish clear hiring policies for employees or former employees of the independent auditor.

12.
Establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

13.
Meet at least quarterly with management, the internal auditors and the independent auditor in separate executive sessions.

14.
Generally discuss the types of information to be disclosed and the type of presentation to be made with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies.

15.
Discuss policies with respect to risk assessment and risk management and generally review processes established by management to manage and assess risk.

16.
Oversee the Corporation's Code of Ethical Business Conduct, which will include (but not be limited to) a code of ethics for senior financial officers as contemplated by Section 406(c) of the Sarbanes-Oxley Act of 2002.

17.
Produce an annual report for inclusion in the Corporation's proxy statement, in accordance with applicable rules and regulations.

18.
Review and reassess the adequacy of this Charter at least annually and recommend any proposed changes to the Board for approval.

19.
Conduct an annual performance evaluation of the Committee, in connection with which the Committee will review on a retrospective basis:

•
Major issues regarding accounting principles and financial statement presentations, including any significant change in the Corporation's selection or application of accounting principles.

•
Major issues as to the adequacy of the Corporation's internal controls and any special audit steps adopted in light of material control deficiencies.

•
Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.

•
The effect on the financial statements of regulatory and accounting initiatives and off-balance sheet structures.

•
Earnings press releases (paying particular attention to any use of "pro forma" or "adjusted" non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies.

20.
As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

        The Committee will provide regular reports of its activities to the Board, specifically addressing any issues that arise with respect to the quality or integrity of the Corporation's financial statements, the Corporation's compliance with legal or regulatory requirements, the performance and independence of the Corporation's independent auditors, or the performance of the internal audit function.

Meetings:

        The Committee will meet four times annually, or more frequently as circumstances dictate. A majority of the members of the Committee will constitute a quorum for the transaction of business.

Resources and Authority:

        The Committee will have the resources and authority to discharge its responsibilities, including sole authority to:

  •
  Retain and terminate the independent auditor, which will be accountable to and report to the Committee.

  •
  Approve any nonaudit relationship with the independent auditor, other than any relationship to provide services prohibited by Section 10A(g) of the Securities Exchange Act of 1934, as amended.

  •
  Approve all audit engagement fees and terms.

        In addition, the Committee will have authority to:

  •
  Conduct or authorize investigations into any matters within its scope of responsibilites.

  •
  Engage outside auditors for special audits, reviews and other procedures.

  •
  Retain special counsel and other experts and consultants to advise the Committee.

  •
  Approve the fees and other retention terms for such parties.

        The Committee may request any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee has the authority to use other resources either within or outside the Corporation to address special circumstances when appropriate.

        The Committee may delegate its authority to subcommittees established by the Committee from time to time, which subcommittees will consist of one or more members of the Committee and will report to the Committee.

Adoption of Charter:

        This Charter was originally adopted by the Board of Directors on November 25, 2002.

APPENDIX B

HORMEL FOODS CORPORATION
OPERATORS' SHARE INCENTIVE COMPENSATION PLAN

Preamble:

        Since 1932, the Company has used a performance-based incentive compensation plan for management level employees known as the "Operators' Share Plan." This is a plan whereby individuals in management are designated to receive incentive cash compensation based on the Company's per share after-tax net earnings determined based on average outstanding shares of Common Stock from the audited income statement of the Company ("Net Earnings Per Share") in lieu of additional fixed salary or bonus. The rights to receive such compensation have been historically referred to by the Company as Operators' Shares.

        The intent of the "Hormel Foods Corporation Operators' Share Incentive Compensation Plan" (the "Plan") is to continue this traditional method of providing performance-based incentive cash compensation. The Plan shall be effective as of October 27, 2002, subject to its approval by the stockholders of the Company, and no payments shall be made pursuant to the Plan until after the Plan has been approved by the stockholders of the Company.

Plan Rules:

1.
The Plan shall be administered by the Compensation Committee of the Company's Board of Directors or such other committee of persons ineligible to receive Operators' Shares as defined in Section 2 below, as is designated from time to time by the Board of Directors (the "Committee"). The Committee shall be composed solely of "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

2.
The Committee may from time to time award management employees selected by the Committee the right to receive incentive cash compensation equal to Net Earnings Per Share multiplied by a number designated by the Committee. These rights are referred to as "Operators' Shares." The number by which Net Earnings Per Share will be multiplied is referred to as the number of Operators' Shares. Each management employee who has been designated to receive Operators' Shares is referred to as a "Recipient." The Operators' Shares are awarded subject to the Committee's right to terminate some or all of any Recipient's Operators' Shares at any time. Operators' Shares will automatically terminate immediately on the date and at the time when the Recipient ceases for any reason to be a Company employee, unless earlier terminated by the Committee. The Committee when awarding Operators' Shares shall consider the recommendation of the Chief Executive Officer of the Company.

3.
The award of Operators' Shares will be evidenced by a certificate referred to as an "Operators' Certificate." The Operators' Certificate will be in such form as the Committee may approve from time to time, and will create no independent rights other than evidencing the award of Operators' Shares. The Operators' Certificate is coterminous with the Operators' Shares it evidences.

4.
Incentive compensation will be paid to Recipients under the Plan in the following manner. Whenever a cash dividend is paid to stockholders on the Company's Common Stock, the amount of the per share dividend paid multiplied by the number of Operators' Shares held by the Recipient on the dividend record date ("Dividend Equivalent") will be paid in cash to the Recipient on the dividend payment date. After the end of each fiscal year of the Company, the Net Earnings Per Share of the Company's Common Stock for such fiscal year will be multiplied by the number of Operators' Shares held by each Recipient on the last day of such fiscal year to determine the total incentive compensation earned by the Recipient under the Plan. Except in the case of retirement as noted in paragraph 5 below, or as otherwise determined by the Committee as noted in paragraph 6 below, no payment, other than Dividend Equivalent amounts previously paid or due, will be made unless the Operators' Shares are held on the last day of the fiscal year. All Dividend Equivalent amounts paid or due on account of dividends declared during such fiscal year will be subtracted from the total incentive compensation earned under the Plan for such fiscal year, and the balance will be paid at a time determined by the Committee after the last day of such fiscal year (the "Payment Date").

5.
If a Recipient retires during the fiscal year, notwithstanding the termination of the Operators' Shares on the retirement date, the total incentive cash compensation earned by such Recipient under the Plan for such fiscal year will be calculated as though the Operators' Shares were held on the last day of such fiscal year, and then prorated as of the retirement date. Dividend Equivalent amounts paid to such Recipient on account of dividends declared during such fiscal year will be deducted from the prorated amount.

6.
Unless otherwise determined by the Committee, the award or termination of Operators' Shares at any time during a fiscal year shall (other than with respect to Dividend Equivalents based on a dividend record date prior to such award or termination) be deemed to revert to the beginning of such fiscal year. Subject to the discretion of the Committee to make such exceptions as it believes are in the best interest of the Company, termination of Operators' Shares prior to the end of the fiscal year, except in the case of retirement as noted in paragraph 5 above, will result in no incentive cash compensation, beyond Dividend Equivalent amounts previously paid or due, being earned under the Plan during such fiscal year.

7.
In no event, including termination of Operators' Shares referred to in paragraph 6 above, will a Recipient be required to repay to the Company Dividend Equivalent amounts paid to such Recipient, provided that Dividend Equivalent payments will be subtracted from the total incentive cash compensation earned under the Plan as provided in paragraph 4 above.

8.
The Committee shall review with the Chief Executive Officer of the Company all proposed awards of Operators' Shares, to obtain the views of the Chief Executive Officer, provided that the Committee shall make such awards in its sole discretion.

9.
Notwithstanding paragraph 4 hereof, amounts of incentive cash compensation unpaid but otherwise due on account of Operators' Shares prior to the Payment Date pursuant to the Plan shall be automatically forfeited by any Recipient who leaves the Company's employ for any reason, including retirement, and divulges or uses confidential information of the Company to the detriment of the Company, unless a specific dispensation from such forfeiture is granted in writing by the Committee.

10.
In the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company's Common Stock, there shall automatically be a proportional change in the number of Operators' Shares previously awarded to each Recipient.

11.
The Committee shall have the discretion annually to authorize an increase or decrease in the number of Operators' Shares initially awarded to a participant pursuant to a formula based upon achievement of "EVA" goals (as defined below). Prior to the commencement of each fiscal year of the Company, the Committee shall determine:

a.
Which Plan participants' awards shall be subject to achievement of EVA goals for the upcoming year.

b.
The percentage of Operators' Shares initially awarded by the Committee to such participant that shall be subject to the achievement of such EVA goals, up to a maximum of 33% of such award.

c.
The EVA goals (including thresholds and maximum targets), either for the Company as a whole or for any of its discreet business units (or any combination thereof), applicable to each such participant.

d.
The target created by the number of Operators' Shares initially awarded to a participant and made subject to the achievement of such EVA goals that shall be reduced, if the Company and/or relevant business unit does not achieve its EVA goals for such fiscal year.

e.
The target created by the number of additional Operators' Shares that shall be increased, effective as of the commencement of that fiscal year, if the Company and/or relevant business unit exceeds its EVA goals for such fiscal year.

  As used herein, "EVA" means "economic value added," or the economic profit, if any, earned by the Company or any relevant business unit of the Company. EVA shall be determined for any period by calculating its net operating profit after taxes and then deducting a charge for the Company's or such business unit's use of capital for such period of time.

12.
Payments with respect to Operators' Shares granted pursuant to the Plan, except Dividend Equivalent payments, are intended to be "qualified performance-based compensation" within the meaning of Section 162(m) of the Code. Accordingly, the following additional requirements shall apply to all awards of Operators' Shares:

a.
For purposes of Section 162(m) of the Code, the only employees eligible to receive Operators' Shares shall be the employees selected pursuant to the terms of Section 2 hereof.

b.
The right to receive any payment pursuant to an award of Operators' Shares made hereunder, except Dividend Equivalent payments, shall be determined solely on the basis of the Net Earnings Per Share of the Company and, to the extent relevant, the EVA results for the Company and relevant business units for a given fiscal year.

  c.
  The performance period during which the Net Earnings Per Share of the Company are to be measured with respect to any award of Operators' Shares shall be, unless otherwise changed by the Committee, the Company's fiscal year.

  d.
  The maximum number of Operators' Shares which may be awarded on an aggregate basis to any employee (i.e., to be outstanding at any one time) shall not exceed two million Operators' Shares, provided that in the event of a stock split or stock dividend or other similar action affecting all of the outstanding shares of the Company's Common Stock, there shall automatically be a proportional change in the maximum number of Operators' Shares which may be awarded on an aggregate basis to any employee.

  e.
  Unless otherwise determined by the Committee, not later than 90 days after the beginning of each fiscal year of the Company, the Committee shall designate all employees who shall receive new or additional Operators' Shares with respect to that fiscal year, and the number of Operators' Shares to be received by each such employee.

  f.
  Following the close of each fiscal year of the Company and prior to the payment of any amount to any employee on account of Operators' Shares, except payments of Dividend Equivalents, the Committee shall certify in writing as to the Net Earnings Per Share of the Company for that fiscal year and the EVA results for the Company and each business unit which is being measured for purposes of an award of Operators' Shares to a participant for such fiscal year; provided that the Committee may by resolution adopt the Net Earnings Per Share certified by the Company's independent auditors as the Net Earnings Per Share certified by the Committee; and provided further that the Committee may by resolution adopt the EVA results for the Company and each relevant business unit certified by the Company's independent auditors or other independent consultant retained by the Committee for this purpose as the EVA results certified by the Committee.

  g.
  Each of the foregoing provisions, and all of the other terms and conditions of the Plan, shall be interpreted in such a fashion so as to qualify all compensation paid thereunder, except Dividend Equivalent payments (or certain other payments as may be designated from time to time by the Committee), as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

13.
The Board of Directors of the Company may in its sole discretion amend, alter or discontinue the Plan at any time. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

14.
Subject to its approval by the Company's stockholders, this Plan shall continue until terminated by the Company's Board of Directors.

COMPANY #
CONTROL #

SHARES COVERED BY THIS PROXY CARD ARE LISTED OPPOSITE
THE CODES WHICH ARE EXPLAINED BELOW

Your signature on this proxy card will appoint a proxy for the shares listed opposite code COMM if you are a shareholder of record and direct the proxy as to how to vote.

        COMM—Shares held in your record account for which you are designating and directing a proxy.

Your signature will also serve as a voting direction to the trustee if you are in an employee plan (ESPP, JEPST, 401K-A or 401K-B) for any shares listed opposite the following codes:

ESPP	Shares held in your account in the Employee Stock Purchase Plan. By signing this proxy, you direct U.S. Bancorp Piper Jaffray to vote those shares, in person or by proxy, as designated herein.
JEPST
Shares held in your account in the Hormel Foods Corporation Joint Earnings Profit Sharing Trust. By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.
401K-A
Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan A (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.
401K-B
Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan B (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.
HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912	proxy and voting direction

This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Joel W. Johnson, Michael J. McCoy, Gary J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 2, 2002, at the Annual Meeting of Stockholders to be held on January 28, 2003, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Hormel stock was held for your account on December 2, 2002. Please refer to the explanation above.

See reverse for voting instructions.

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE—TOLL FREE—1-800-240-6326—QUICK *** EASY *** IMMEDIATE

  •
  Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. CT on January 27, 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

  •
  Follow the simple instructions the Voice provides you.

VOTE BY INTERNET—http://www.eproxy.com/hrl/—QUICK *** EASY *** IMMEDIATE

  •
  Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (noon) CT on January 27, 2003.

  •
  You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Hormel Foods, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card
-Please detach here if you are mailing your proxy card. -

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of	01	John W. Allen	06	Luella G. Goldberg	11	Gary J. Ray	☐	FOR all nominees	☐	WITHHOLD AUTHORITY
	directors:	02	John R. Block	07	Joel W. Johnson	12	John G. Turner		(except as		(to vote for all nominees)
		03	Eric A. Brown	08	Susan I. Marvin	13	Robert R. Waller, M.D.		marked to the
		04	William S. Davila	09	Michael J. McCoy				contrary below.)
		05	E. Peter Gillette, Jr.	10	Dakota A. Pippins
(Instructions: To withhold authority to vote for any individual nominee, write the that nominee's number in the box.)

2.
	Proposal to ratify the Company's Operator's Share Incentive Compensation Plan to enable certain compensation paid under the Plan to continue to qualify as deductible performance-based compensation under Section 162(m) of the Internal Revenue Code.							☐ For ☐ Against ☐ Abstain
3.	Proposal to approve the appointment of Ernst & Young LLP as the Independent Auditors of the Corporation.							☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR PROPOSALS NO. 2 AND 3.
Address Change? Mark Box Indicate changes below: ☐									Dated January,		2003

Signature(s) in Box
									Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

QuickLinks

ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
COMPENSATION OF DIRECTORS
COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS
AUDIT COMMITTEE REPORT
PROPOSAL TO APPROVE THE HORMEL FOODS CORPORATION OPERATORS' SHARE INCENTIVE COMPENSATION PLAN
APPROVAL OF APPOINTMENT OF AUDITORS
PRINCIPAL STOCKHOLDERS
SECURITY OWNERSHIP OF MANAGEMENT
EXECUTIVE COMPENSATION
Compensation Committee Report on Executive Compensation
STOCK OPTIONS TABLES
Option Grants in Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
PENSION PLAN
PENSION PLAN TABLE
EQUITY COMPENSATION PLAN INFORMATION As of October 26, 2002
COMPARATIVE STOCK PERFORMANCE
OTHER INFORMATION RELATING TO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
APPENDIX A
HORMEL FOODS CORPORATION AUDIT COMMITTEE CHARTER
APPENDIX B
HORMEL FOODS CORPORATION OPERATORS' SHARE INCENTIVE COMPENSATION PLAN